Exhibit 99.1
Alliance HealthCard Reports Fiscal 2009 Third Quarter Results
~ Successfully Integrates Acquired Access Plans USA Operations ~
NORMAN, OK—(MARKET WIRE)—August 14, 2009 — Alliance HealthCard, Inc. (OTC BB:ALHC.OB — News), a leading membership and insurance marketing company, today announced financial results for its fiscal third quarter ended June 30, 2009. The Company’s acquisition of Access Plans USA, completed on April 1, 2009, was a positive contributor to operating income in the fiscal 2009 third quarter.
As a result of the acquisition and the Company’s significantly larger base of operations, Alliance HealthCard will now segment its reporting along three divisions: Wholesale Plans, Retail Plans, and Insurance Marketing.
For the fiscal 2009 third quarter, revenues increased to $14.0 million compared to $5.4 million in the prior-year period primarily as a result of the acquired Access Plans USA operations. Operating income was unchanged versus the prior-year at $1.3 million which reflected the impact of the acquired Access Plans USA operations, higher claims expense in Wholesale Plans, and a one-time $350,000 benefit related to a non-recurring transaction in April 2009. During the quarter, the Company made significant progress in the integration of the acquired operations including elimination of redundant costs, consolidation of back-office operations, and improved network purchasing economies, which is expected to benefit operating performance in future periods. Net income for the fiscal 2009 third quarter was $862,000, or $0.04 per diluted share, compared to net income in the prior-year period of $530,000, or $0.04 per diluted share. As a result of the Access Plans USA acquisition, Alliance HealthCard had 21.6 million shares outstanding at June 30, 2009, versus 14.8 million shares outstanding at the end of last year’s third quarter.
“In the third quarter, we made significant progress integrating the acquired Access Plans businesses with our operations,” commented Danny Wright, Chief Executive Officer. “As a result, we turned a previously unprofitable business into a positive contributor to our operating performance. We expect to further improve operating performance in the acquired operations which should favorably impact our Retail and Insurance Marketing Divisions. In addition, we plan to expand Wholesale Plans into additional markets and further develop relationships with new and existing clients in our Retail Plans.”
Mr. Wright continued, “We believe that, regardless of the outcome, the current national debate on healthcare reform will provide us with ample markets for membership programs and insurance marketing of both standard health insurance and supplemental insurance plans.”

Wholesale Plans
In the fiscal 2009 third quarter, revenues for the Wholesale Plans Division increased 7.9% to $5.0 million, or 36% of total revenues, compared to $4.7 million in the prior-year period. The revenue increase was attributable to growth of an existing client relationship and the addition of new rent-to-own locations which represent the division’s primary distribution channel. Profitability for the division was impacted by higher claims expense on certain product protection programs related primarily to increases in the national unemployment rate. As a result, operating income for the division declined to $508,000 from $1.1 million in the prior-year period.
Retail Plans
Revenues for the Retail Plans Division more than doubled to $4.5 million, or 32%, of total revenues, prior to inter-company eliminations, versus $1.9 million in the prior-year period. The increase was attributable primarily to the acquired Access Plans USA operations which expanded the Company’s discount health membership offerings. Operating income for the division increased to $860,000 compared to $417,000 in the prior-year period.
Insurance Marketing
Insurance Marketing Division revenues were $5.7 million, or 41% of total revenues. Operating income was $114,000. The Insurance Marketing Division comprises the America’s Health Care Plans (AHCP) operations acquired as part of the Access Plans USA acquisition. As a result, there are no comparable results from the prior-year period.
Mr. Wright concluded, “With the integration of the Access Plan USA operations largely complete, we will focus on driving top-line growth and margin expansion through several organic initiatives that leverage our existing assets including our installed client base and distribution capabilities. We will also look to further our successful track record of acquiring complementary businesses that meet our stringent criteria.”
Conference Call and Webcast Information
Alliance HealthCard will host a conference call today, August 13, 2009, at 9:00 a.m. ET. To access the conference call, please dial 877-869-3847 (U.S.) or 201-689-8261 (international) approximately 10 minutes prior to the start of the call. The conference call will also be available via live webcast under the “About Alliance” section of the Company’s website, www.alliancehealthcard.com.
If you are unable to listen to the live call, a replay will be available through August 20, 2009, and can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international). Callers will be prompted for replay account number 355# followed by conference ID number 330443#. An archived version of the webcast will also be available under the “About Alliance” section of the Company’s website, www.alliancehealthcard.com.
About Alliance HealthCard
Alliance HealthCard, Inc. (OTC BB:ALHC.OB) is a leading membership and insurance marketing company with three complementary distribution channels offering multiple opportunities for growth. The Wholesale Plans Division specializes in turnkey, private label membership benefit plans offered through retail outlets including rent-to-own centers. The Retail Plans Division markets healthcare-related discount products and services to consumers through third party marketers. Program components in both membership plan divisions range from medical, dental and pharmacy discounts to grocery, restaurant, automotive, travel and other consumer discounts. The Insurance Marketing Division comprises America’s Health Care Plans (AHCP), one of the nation’s largest independent agent networks for distributing individual major medical health insurance. For more information, please visit: www.alliancehealthcard.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act:
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.
Contact:
Alliance HealthCard
Tom Kiser
770-734-9255 ext. 206
Email Contact

	For the Three Months Ended June 30,			For the Nine Months Ended June 30,
(Dollars in thousands)	2009	2008	Change	2009	2008	Change
Net revenues	$13,960	$5,366	160%	$25,514	$15,422	65%
Direct costs	9,811	2,872	242%	16,785	8,296	102%
Operating expenses	2,892	1,201	141%	5,593	3,676	52%

Operating income	1,257	1,294	(3%)	3,136	3,450	(9%)
Net other income (expense)	303	(35)	*	217	41	*
Provision for income taxes	698	728	(4%)	1,380	1,596	(14%)
Deferred income taxes	—	—	—	(175)	—	*

Net income	$862	$530	63%	$2,148	$1,895	13%

*	Percent not meaningful

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Segment net revenues
Wholesale Plans	$5,021	$4,655	$14,707	$13,355
Retail Plans	4,479	1,864	8,723	5,357
Insurance Marketing	5,653	—	5,653	—
Eliminations	(1,193)	(1,153)	(3,569)	(3,290)

Total	$13,960	$5,366	$25,514	$41

Segment operating income
Wholesale Plans	$508	$1,100	$1,856	$3,036
Retail Plans	860	417	1,863	1,100
Insurance Marketing	114	—	114	—
Eliminations	(225)	(223)	(697)	(686)

Total	$1,257	$1,294	$3,136	$3,450

Alliance HealthCard, Inc.
Condensed Consolidated Balance Sheets

		September 30,
	June 30,	2008
	2009	(Derived From
	(Unaudited)	Audited Statements)
Assets
Current assets:
Cash and cash equivalents	$4,357,984	$3,012,683
Restricted cash	499,136	156,935
Accounts receivable, net	4,000,077	2,486,938
Advanced agency commissions	6,890,619	—
Prepaid expenses	57,995	31,372

Total current assets	15,805,811	5,687,928
Furniture and equipment, net	410,175	165,020
Goodwill	4,198,783	2,534,152
Intangibles , net	4,228,024	1,708,883
Deferred income taxes and other	2,000,738	427,604

Total assets	$26,643,531	$10,523,587

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$762,067	$927,101
Income taxes payable	487,532	—
Accrued salaries and benefits	186,873	161,732
Accrued commissions	867,674	—
Unearned commissions	6,202,812	—
Claims liability	1,155,500	462,596
Deferred revenue	1,067,078	843,868
Current portion notes payable	2,166,840	2,289,663
Liability for unrecognized tax benefit	166,000	166,000
Other accrued liabilities	2,939,234	1,468,349

Total current liabilities	16,001,610	6,319,309
Long term liabilities:
Notes payable, net of discount and current portion shown above	448,420	931,581

Total liabilities	16,450,030,	7,250,890

Stockholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 21,633,705 and 14,833,127, shares issued and outstanding at June 30, 2009 and September 30, 2008, respectively	21,633	14,833
Additional paid-in-capital	11,574,922	6,808,721
Retained deficit	(1,403,054)	(3,550,857)

Total stockholders’ equity	10,193,501	3,272,697

Total liabilities and stockholders’ equity	$26,643,531	$10,523,587